Titan Machinery Inc. Announces Results for Fiscal Third Quarter Ended October 31, 2015

- Revenue for Fiscal Third Quarter of 2016 was $345 million -
- Operating Expenses Decreased $16 million or 23% for Fiscal Third Quarter of Fiscal 2016 -
- Equipment Inventory Decreased $217 million or 23% Compared to Third Quarter of Fiscal 2015 -
- Generated $33 million Adjusted Cash Flow Provided by Operating Activities for First Nine Months of Fiscal 2016 -

West Fargo, ND – December 3, 2015 – Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal third quarter ended October 31, 2015.

Fiscal 2016 Third Quarter Results
For the third quarter of fiscal 2016, revenue was $345.0 million, compared to $493.1 million in the third quarter last year. Equipment sales were $215.7 million for the third quarter of fiscal 2016, compared to $343.5 million in the third quarter last year. Parts sales were $73.8 million for the third quarter of fiscal 2016, compared to $80.7 million in the third quarter last year. Revenue generated from service was $34.1 million for the third quarter of fiscal 2016, compared to $42.4 million in the third quarter last year. Revenue from rental and other was $21.3 million for the third quarter of fiscal 2016, compared to $26.6 million in the third quarter last year.

Gross profit for the third quarter of fiscal 2016 was $67.1 million, compared to $84.7 million in the third quarter last year, primarily reflecting a decrease in Agriculture equipment revenue. The Company’s gross profit margin was 19.5% in the third quarter of fiscal 2016, compared to 17.2% in the third quarter last year. This increase in gross profit margin primarily reflects a larger portion of gross profit coming from the Company's higher margin parts business. Gross profit from parts and service for the third quarter of fiscal 2016 was 65.3% of overall gross profit, compared to 61.0% in the third quarter last year.

Operating expenses were 15.5% of revenue, or $53.5 million, for the third quarter of fiscal 2016, compared to 14.1% of revenue, or $69.5 million, for the third quarter of last year. The decrease in operating expenses of $16.0 million was primarily due to cost savings associated with the Company's realignment activities implemented in the first quarter of fiscal 2016 in addition to other cost saving initiatives. The increase in operating expenses as a percentage of revenue was primarily due to the deleveraging of fixed expenses as total revenue decreased from the prior year.

Floorplan interest expense was $4.6 million for the third quarter of fiscal 2016, compared to $5.4 million in the third quarter of fiscal 2015. The decrease in floorplan interest expense is due to lower average interest-bearing inventory in the third quarter of fiscal 2016.

In the third quarter of fiscal 2016, the Company generated $17.5 million in adjusted EBITDA, compared to $19.0 million in the third quarter of last year. The Company includes floorplan interest expense in its EBITDA calculation.

Pre-tax income for the third quarter of fiscal 2016 was $5.7 million, compared to $5.7 million in the third quarter of last year. Excluding all non-GAAP adjustments, adjusted pre-tax income for the third quarter of fiscal 2016 was $6.9 million, compared to $6.2 million for the third quarter of 2015. Adjusted pre-tax Agriculture segment income was $4.3 million for the third quarter of fiscal 2016, compared to $6.1 million in the third quarter last year. Adjusted pre-tax Construction segment income was $1.3 million for the third quarter of fiscal

2016, compared to break-even in the third quarter last year. Adjusted pre-tax International segment income was $0.5 million for the third quarter of fiscal 2016, compared to adjusted pre-tax loss of $0.9 million in the third quarter last year.

Net income attributable to common stockholders for the third quarter of fiscal 2016 was $3.4 million, or earnings per diluted share of $0.16, compared to $2.4 million, or $0.11 per diluted share, for the third quarter of fiscal 2015. Excluding all non-GAAP adjustments, adjusted net income attributable to common stockholders for the third quarter of fiscal 2016 was $4.2 million, or $0.20 per diluted share, compared to $2.9 million, or $0.14 per diluted share, for the third quarter of fiscal 2015.

Fiscal 2016 First Nine Months Results
Revenue was $1.03 billion for the first nine months of fiscal 2016, compared to $1.41 billion for the same period last year. Gross profit margin was 18.4% for the first nine months of fiscal 2016, compared to 17.0% for the same period last year. The Company generated $32.5 million in adjusted EBITDA in the first nine months of fiscal 2016, compared to $41.5 million in the same period last year. Pre-tax loss was $3.6 million for the first nine months of fiscal 2016, compared to $1.1 million for the same period last year. Excluding all non-GAAP adjustments, adjusted pre-tax income was $1.8 million for the first nine months of fiscal 2016, compared to $7.2 million for the same period last year. Net loss attributable to common stockholders for the first nine months of fiscal 2016 was $2.8 million, or $0.13 per diluted share, compared to $4.6 million, or $0.22 per diluted share, for the same period last year. Excluding non-GAAP items, adjusted net income attributable to common stockholders for the first nine months of fiscal 2016 was $1.3 million, or $0.06 per diluted share, compared to $2.3 million, or $0.11 per diluted share, for the same period last year.

Balance Sheet and Cash Flow
The Company ended the third quarter of fiscal 2016 with cash of $78.4 million. The Company’s inventory level, including amounts classified as held for sale, was $820.4 million as of October 31, 2015, compared to $1.1 billion as of October 31, 2014, primarily reflecting a $217.0 million reduction in equipment inventory. The Company had, including amounts classified as held for sale, $549.4 million outstanding floorplan payables on $1.0 billion total discretionary floorplan lines of credit as of October 31, 2015, reflecting a decrease of $211.8 million from the floorplan payable balance of $761.2 million as of October 31, 2014. The reduced floorplan levels have improved the Company's ratio of total liabilities to tangible net worth to 2.2 as of October 31, 2015 from 3.2 as of October 31, 2014.

In the first nine months of fiscal 2016, the Company’s net cash provided by operating activities was $198.8 million on a GAAP basis. The Company evaluates its cash flow from operating activities net of all floorplan payable activity and maintaining a constant level of equity in our equipment inventory. Taking these adjustments into account, the Company generated adjusted net cash provided by operating activities of $32.9 million in the first nine months of fiscal 2016, which represents an improvement of $48.0 million compared to adjusted net cash used for operating activities of $15.1 million in first nine months of fiscal 2015.

On October 28, 2015, the Company entered into a Second Amended and Restated Credit Agreement with a group of banks led by Wells Fargo Bank, National Association, that amended and restated the Company’s $362.5 million credit facility dated March 30, 2012. The new credit facility reduced interest rates and provides for a secured credit facility in an amount up to $350.0 million, consisting of a $275.0 million floorplan facility and a $75.0 million working capital revolving credit facility.

Management Comments
David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, “Our third quarter financial performance highlights our focus on positioning our business to navigate the challenging operating environment, which enabled us to improve adjusted net income compared to the prior year period. This improvement reflects the successful implementation of our realignment plan which helped generate $42 million in operating expense savings for the first nine months of fiscal 2016 and better aligns our cost structure with current trends. In addition, we executed on balance sheet initiatives including inventory reduction, which contributed to the Company generating $33 million in adjusted cash flow from operating activities, and entered into a lower interest rate credit facility. Our Agriculture segment sales continue to be impacted by ongoing industry headwinds, and our third quarter results were also impacted by lower than expected contribution from our parts and service business as farmers throughout the Upper Midwest experienced relatively favorable harvest conditions that required minimal equipment maintenance. In addition, our Construction segment was impacted by lower oil prices and reduced demand for equipment from agricultural customers. Based on our year-to-date results and outlook for the fourth quarter, we are updating our annual modeling assumptions."

Mr. Meyer continued, "As we begin the final quarter of fiscal 2016 and look toward next year, we remain focused on diligently managing the controllable aspects of our business, including further inventory reductions, which will continue to generate strong adjusted cash flow from operating activities. While we continue to face near-term headwinds, we remain confident in the long-term outlook for each of our business segments. Our Construction and International segments already have begun to realize improved profitability as a result of execution on our key initiatives to improve these areas of our business. For our Agriculture segment, although farmers are operating with a cautious sentiment in the current environment, they continue to carry strong balance sheets and global trends indicate long-term demand for agriculture commodities."

Fiscal 2016 Modeling Assumptions
The Company is updating the following modeling assumptions for fiscal 2016 that it believes will provide investors with relevant information about expectations regarding financial results and business trends:

•	Agriculture Same Store Sales Down 28% to 33%

•	Construction Same Store Sales Down 8% to 13%

•	International Same Store Sales Flat to Down 5%

•	Equipment Margins Between 7.7% and 8.3%

•	On an adjusted diluted earnings per share basis, the Company expects a loss on an annual basis, despite anticipated improvement in fourth quarter results in fiscal 2016 compared to fiscal 2015

Conference Call and Presentation Information
The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.

Investors interested in participating in the live call can dial (888) 438-5453 from the U.S. International callers can dial (719) 325-2464. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, December 17, 2015, by dialing (877) 870-5176 from the U.S., or (858) 384-5517 from international locations, and entering confirmation code 8460792.

Non-GAAP Financial Measures
Within this announcement, the Company makes reference to certain adjusted financial measures, which have directly comparable GAAP financial measures as identified in this release. These adjusted measures are provided so that investors have the same financial data that management uses with the belief that it will assist the investment community in properly assessing the underlying performance of the Company for the periods being reported. This includes adjusted EBITDA, which the Company defines as net income (loss) including noncontrolling interest, adjusted for net interest (excluding floorplan interest expense), income taxes, depreciation, amortization, and items included in its non-GAAP pre-tax income (loss) reconciliation for each of the respective periods. The presentation of this additional information is not meant to be considered a substitute for measures prepared in accordance with GAAP. Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

About Titan Machinery Inc.
Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, is a multi-unit business with mature locations and newly-acquired locations. The Company owns and operates a network of full service agricultural and construction equipment stores in the United States and Europe. The Titan Machinery network consists of 92 North American dealerships in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska, Wyoming, Wisconsin, Colorado, Arizona, and New Mexico, including two outlet stores, and 16 European dealerships in Romania, Bulgaria, Serbia, and Ukraine. The Titan Machinery dealerships represent one or more of the CNH Industrial Brands (CNHI), including CaseIH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of our management. Forward-looking statements made herein, which include statements regarding Agriculture, Construction, and International segment initiatives and improvements, segment revenue realization, growth and profitability expectations, inventory expectations, leverage expectations, agricultural and construction equipment industry conditions and trends, and modeling assumptions and expected results of operations for the fiscal year ending January 31, 2016, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks, governmental agriculture policies, seasonal fluctuations, the ability of the Company to reduce inventory levels, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K, as updated in subsequently filed Form 10-Q reports, as applicable. Titan Machinery conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:
ICR, Inc.
John Mills, jmills@icrinc.com
Partner
646-277-1254

TITAN MACHINERY INC.
Consolidated Balance Sheets
(in thousands, except per share data)
(Unaudited)

	October 31, 2015	January 31, 2015
Assets
Current Assets
Cash	$78,409	$127,528
Receivables, net	69,390	76,382
Inventories	813,840	879,440
Prepaid expenses and other	7,300	10,634
Income taxes receivable	2,888	166
Deferred income taxes	18,487	19,025
Assets held for sale	11,776	15,312
Total current assets	1,002,090	1,128,487
Intangibles and Other Assets
Intangible assets, net of accumulated amortization	5,189	5,458
Other	7,610	7,122
Total intangibles and other assets	12,799	12,580
Property and Equipment, net of accumulated depreciation	178,781	208,680
Total Assets	$1,193,670	$1,349,747

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$23,185	$17,659
Floorplan payable	546,586	627,249
Current maturities of long-term debt	1,419	7,749
Customer deposits	11,650	35,090
Accrued expenses	28,024	35,496
Income taxes payable	—	3,529
Liabilities held for sale	2,855	2,835
Total current liabilities	613,719	729,607
Long-Term Liabilities
Senior convertible notes	135,096	132,350
Long-term debt, less current maturities	28,625	67,123
Deferred income taxes	39,313	38,996
Other long-term liabilities	3,083	3,312
Total long-term liabilities	206,117	241,781
Stockholders' Equity
Common stock	—	—
Additional paid-in-capital	242,149	240,180
Retained earnings	134,576	137,418
Accumulated other comprehensive loss	(3,705)	(1,099)
Total Titan Machinery Inc. stockholders' equity	373,020	376,499
Noncontrolling interest	814	1,860
Total stockholders' equity	373,834	378,359
Total Liabilities and Stockholders' Equity	$1,193,670	$1,349,747

TITAN MACHINERY INC.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2015	2014	2015	2014
Revenue
Equipment	$215,692	$343,482	$681,691	$1,008,614
Parts	73,838	80,692	197,439	219,597
Service	34,116	42,410	99,860	117,941
Rental and other	21,329	26,557	53,371	63,442
Total Revenue	344,975	493,141	1,032,361	1,409,594
Cost of Revenue
Equipment	198,095	317,702	628,280	926,863
Parts	51,673	56,402	138,626	154,146
Service	12,449	15,037	36,136	42,969
Rental and other	15,617	19,309	39,674	45,333
Total Cost of Revenue	277,834	408,450	842,716	1,169,311
Gross Profit	67,141	84,691	189,645	240,283
Operating Expenses	53,484	69,459	165,979	208,406
Impairment and Realignment Costs	22	—	1,519	2,952
Income from Operations	13,635	15,232	22,147	28,925
Other Income (Expense)
Interest income and other income (expense)	722	(489)	(565)	(4,095)
Floorplan interest expense	(4,602)	(5,444)	(13,945)	(15,345)
Other interest expense	(4,041)	(3,586)	(11,228)	(10,586)
Income (Loss) Before Income Taxes	5,714	5,713	(3,591)	(1,101)
Provision for (Benefit from) Income Taxes	2,231	3,400	(354)	4,254
Net Income (Loss) Including Noncontrolling Interest	3,483	2,313	(3,237)	(5,355)
Less: Net Income (Loss) Attributable to Noncontrolling Interest	27	(157)	(395)	(662)
Net Income (Loss) Attributable to Titan Machinery Inc.	3,456	2,470	(2,842)	(4,693)
Net (Income) Loss Allocated to Participating Securities	(72)	(49)	53	80
Net Income (Loss) Attributable to Titan Machinery Inc. Common Stockholders	$3,384	$2,421	$(2,789)	$(4,613)

Earnings (Loss) per Share - Diluted	$0.16	$0.11	$(0.13)	$(0.22)
Weighted Average Common Shares - Diluted	21,218	21,102	21,093	20,977

TITAN MACHINERY INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended October 31,
	2015	2014
Operating Activities
Net loss including noncontrolling interest	$(3,237)	$(5,355)
Adjustments to reconcile net loss including noncontrolling interest to net cash provided by (used for) operating activities
Depreciation and amortization	21,588	23,915
Other, net	7,881	8,329
Changes in assets and liabilities
Inventories	72,437	(2,448)
Manufacturer floorplan payable	124,305	(68,489)
Other working capital	(24,213)	(38,507)
Net Cash Provided by (Used for) Operating Activities	198,761	(82,555)
Investing Activities
Property and equipment purchases	(6,005)	(12,641)
Proceeds from sale of property and equipment	5,135	13,133
Other, net	510	1,964
Net Cash Provided by (Used for) Investing Activities	(360)	2,456
Financing Activities
Net change in non-manufacturer floorplan payable	(201,320)	83,232
Net proceeds from (payments on) long-term debt borrowings	(42,377)	33,721
Other, net	(3,238)	(383)
Net Cash Provided by (Used for) Financing Activities	(246,935)	116,570
Effect of Exchange Rate Changes on Cash	(585)	(491)
Net Change in Cash	(49,119)	35,980
Cash at Beginning of Period	127,528	74,242
Cash at End of Period	$78,409	$110,222

TITAN MACHINERY INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended October 31,			Nine Months Ended October 31,
	2015	2014	% Change	2015	2014	% Change
Revenue
Agriculture	$211,302	$341,547	(38.1)%	$660,606	$991,649	(33.4)%
Construction	87,023	98,246	(11.4)%	249,601	291,758	(14.4)%
International	46,650	53,348	(12.6)%	122,154	126,187	(3.2)%
Total	$344,975	$493,141	(30.0)%	$1,032,361	$1,409,594	(26.8)%

Income (Loss) Before Income Taxes
Agriculture	$4,219	$6,134	(31.2)%	$693	$16,133	(95.7)%
Construction	1,413	15	*N/M	(3,089)	(6,346)	51.3%
International	351	(1,407)	124.9%	(3,074)	(11,688)	73.7%
Segment income (loss) before income taxes	5,983	4,742	26.2%	(5,470)	(1,901)	(187.7)%
Shared Resources	(269)	971	(127.7)%	1,879	800	134.9%
Income (Loss) Before Income Taxes	$5,714	$5,713	—%	$(3,591)	$(1,101)	(226.2)%

*N/M = Not Meaningful

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2015	2014	2015	2014
Pre-Tax Income (Loss)
Income (Loss) Before Income Taxes	$5,714	$5,713	$(3,591)	$(1,101)
Non-GAAP Adjustments
Debt Issuance Cost Write-Off	1,019	—	1,558	—
Realignment / Store Closing Costs	22	—	1,519	3,423
Ukraine Remeasurement	185	518	2,288	4,924
Total Non-GAAP Adjustments	1,226	518	5,365	8,347
Adjusted Pre-Tax Income	$6,940	$6,231	$1,774	$7,246

Adjusted EBITDA
Net Income (Loss) Including Noncontrolling Interest	$3,483	$2,313	$(3,237)	$(5,355)
Adjustments
Interest Expense, Net of Interest Income	2,828	3,586	9,106	10,356
Provision for (Benefit from) Income Taxes	2,231	3,400	(354)	4,254
Depreciation and amortization	7,764	9,169	21,588	23,915
Total Non-GAAP Adjustments to Pre-Tax Income (Loss)	1,226	518	5,365	8,347
Total Adjustments	14,049	16,673	35,705	46,872
Adjusted EBITDA	$17,532	$18,986	$32,468	$41,517

Net Income (Loss) Attributable to Titan Machinery Inc. Common Stockholders
Net Income (Loss) Attributable to Titan Machinery Inc. Common Stockholders	$3,384	$2,421	$(2,789)	$(4,613)
Non-GAAP Adjustments (1)
Debt Issuance Cost Write-Off	599	—	917	—
Realignment / Store Closing Costs	13	—	894	2,035
Ukraine Remeasurement	181	508	2,245	4,840
Total Non-GAAP Adjustments	793	508	4,056	6,875
Adjusted Net Income Attributable to Titan Machinery Inc. Common Stockholders	$4,177	$2,929	$1,267	$2,262

Earnings (Loss) per Share - Diluted
Earnings (Loss) per Share - Diluted	$0.16	$0.11	$(0.13)	$(0.22)
Non-GAAP Adjustments (1)
Debt Issuance Cost Write-Off	0.03	—	0.04	—
Realignment / Store Closing Costs	—	—	0.04	0.10
Ukraine Remeasurement	0.01	0.03	0.11	0.23
Total Non-GAAP Adjustments	0.04	0.03	0.19	0.33
Adjusted Earnings per Share - Diluted	$0.20	$0.14	$0.06	$0.11

(1) Adjustments are net of the impact of amounts related to income taxes, attributable to noncontrolling interests, and allocated to participating securities.

Net cash provided by (used for) operating activities
Net cash provided by (used for) operating activities			$198,761	$(82,555)
Adjustment for non-manufacturer floorplan proceeds			(201,320)	83,232
Adjustment for constant equity in inventory			35,452	(15,752)
Adjusted net cash provided by (used for) operating activities			$32,893	$(15,075)